Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2019
THIRD QUARTER ENDED NOVEMBER 3, 2018

Consolidated Results

Third Quarter

Sales

Third quarter net sales decreased 1% to $713 million in Fiscal 2019 compared to $717 million in Fiscal 2018. The sales decrease includes approximately $20 million due to the move of a strong week of back-to-school sales which was in the third quarter last year to the second quarter this year, related to the 53-week calendar shift. In addition, sales were impacted by lower foreign exchange rates, net store closures and lower wholesales sales, partially offset by a 4% increase in comparable sales for the quarter. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY19	FY18
Journeys Group	9%	4%
Schuh Group	(4)%	4%
Lids Sports Group	(2)%	(6)%
Johnston & Murphy Group	10%	(1)%
Total Genesco	4%	1%

Same-Store Sales	4%	(2)%
Comparable Direct Sales	9%	24%

Gross Margin

Third quarter gross margin was 49.5% this year compared with 49.4% last year, reflecting increased margins for Lids Sports Group and Johnston & Murphy Group, partially offset by decreased margins at Journeys Group, Schuh Group and Licensed Brands.

SG&A

Selling and administrative expense for the third quarter this year was 45.9% compared to 45.0% of sales last year. The increase in expenses as a percentage of sales reflects primarily increased bonus expense as a percentage of sales in all business units except Schuh Group and increased marketing expense as a percentage of sales, partially offset by decreased rent expense as a percentage of sales at Journeys Group, Lids Sports Group and Johnston & Murphy Group. The increased marketing expenses for the quarter reflects the impact of the new revenue recognition standard under U.S GAAP, which resulted in the recognition of $1.9 million of direct-mail marketing costs that previously would have been deferred. The impact of higher bonus and marketing expenses was 100 basis points. Without these increased expenses, total expense dollars would have decreased 1%.

Exhibit 99.2

Asset Impairment, Goodwill Impairment and Other Items

The asset impairment and other charge of $6.5 million for the third quarter of Fiscal 2019 includes $5.7 million for a trademark impairment related to Lids Sports Group in Canada, $1.5 million for asset impairments and $0.2 million in hurricane losses, partially offset by a $0.9 million gain related to Hurricane Maria. The previous year’s third quarter asset impairment and other charge of $1.4 million included $0.9 million for hurricane losses and $0.5 million for asset impairments. In addition, the Company recognized the full impairment of goodwill in the Lids Sports Group during the third quarter of Fiscal 2018 and recorded a non-cash impairment charge of $182.2 million. The asset impairment and other charges and last year’s goodwill impairment charge mentioned above are referred to as “Excluded Items” in the discussion below.

Operating Earnings (Loss)

Operating earnings for the third quarter were $19.5 million this year compared with an operating loss of $(152.4) million last year. Adjusted for the Excluded Items in both periods, operating earnings for the third quarter this year were $26.0 million, compared with $31.3 million last year. Adjusted operating margin was 3.7% of sales in the third quarter of Fiscal 2019 and 4.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the third quarter decreased 43% to $0.8 million compared to $1.5 million last year resulting primarily from decreased average revolver borrowings in the third quarter this year.

Pretax Earnings (Loss)

Pretax earnings for the quarter were $18.6 million in Fiscal 2019 compared to a pretax loss of $(153.9) million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $25.2 million in Fiscal 2019 compared to a $29.8 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 22.1% in Fiscal 2019 compared to (7.1%) last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 25.9% in Fiscal 2019 compared to 33.9% last year. The lower adjusted tax rate for this year reflects a lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017, partially offset by the inability to recognize a tax benefit for certain overseas losses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Earnings (Loss) From Continuing Operations After Taxes

Earnings from continuing operations were $14.5 million, or $0.74 per diluted share, in the third quarter of Fiscal 2019, compared to a loss of $(164.8) million, or ($8.55) loss per diluted share, in the third quarter last year. Adjusted for the Excluded Items in both periods and using the adjusted tax rates, the third quarter earnings from continuing operations were $18.7 million, or $0.95 per diluted share in Fiscal 2019, compared with $19.7 million, or $1.02 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Segment Results

Journeys Group

Journeys Group’s sales for the quarter increased 3.7% to $346 million from $334 million last year, reflecting a 9% increase in comparable sales, partially offset by a 2% decrease in the average number of stores operated and a shift of approximately $20 million in sales out of the third quarter this year because Fiscal 2018 was a 53-week year. Total comparable sales increased 9% compared to a 4% increase in comparable sales last year. Growth in store traffic, higher conversion and improved ticket size contributed to the higher comparable sales.

Gross margin for the Journeys Group decreased 10 basis points as a percentage of sales due primarily to higher distribution center bonuses and depreciation expense. The Journeys Group’s SG&A expense decreased 10 basis points as a percentage of sales for the quarter, reflecting leverage of occupancy related costs and selling salaries, partially offset by increased bonus expense.

The Journeys Group’s operating earnings for the third quarter of Fiscal 2019 was $25.2 million, or 7.3% of sales, compared to $24.3 million, or 7.3% of sales, last year.

Schuh Group

Schuh Group’s sales for the quarter decreased 5.8% to $96 million, compared to $101 million last year. Schuh Group sales decrease reflects a 4% decrease in comparable sales and a $1.4 million decrease due to decreases in exchange rates during the third quarter this year compared to the same period last year, partially offset by a 3% increase in the Group’s average number of stores operated during the quarter compared to last year. Excluding the impact of exchange rates, Schuh Group sales would have decreased 4% for the third quarter this year. Total comparable sales decreased 4% compared to a 4% increase in comparable sales last year.

Gross margin for Schuh Group decreased 80 basis points in the quarter due primarily to less full-price selling and increased promotional activity. Schuh Group’s SG&A expense increased 180 basis points reflecting the inability to leverage expenses due to the negative comparable sales for the quarter, partially offset by decreased bonus expense.

Schuh Group’s operating earnings for the third quarter of Fiscal 2019 were $4.2 million, or 4.4% of sales compared with $7.1 million, or 7.0% of sales last year.

Lids Sports Group

Lids Sports Group’s sales for the third quarter decreased 4.5% to $173 million from $181 million last year, reflecting negative comparable sales and a 5% decrease in the Group’s average number of stores operated during the quarter when compared to last year. Comparable sales, including both same store and comparable direct sales, decreased 2% this year compared to a 6% decrease last year. While store traffic continued to be a challenge, conversion was improved and transaction size was higher.

The Group’s gross margin as a percent of sales increased 10 basis points reflecting increased purchase discounts, partially offset by increased shipping and warehouse expense. SG&A expense as a percent of sales increased 150 basis points, reflecting the inability to leverage expenses due to the negative comparable sales for the quarter, particularly selling salaries and marketing expenses, and a reversal of previously accrued bonus expense last year, partially offset by decreased rent expense.

Exhibit 99.2

The Group’s third quarter operating loss for Fiscal 2019 was $(0.4) million, or (0.2%) of sales, compared to earnings of $2.0 million, or 1.1% of sales, last year.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 7.6% to $80 million, compared to $74 million in the third quarter last year. Combined comparable sales increased 10% for the third quarter of Fiscal 2019 compared to a 1% decrease last year. Better in-store conversion and higher average ticket size drove higher comparable sales. In the third quarter, store traffic turned positive, also contributing to the strong results. The Group’s average number of stores operated increased 3% for the quarter. Johnston & Murphy wholesale sales decreased 5% for the quarter. In addition, the Group’s sales increased approximately $2 million due to the shift of a week into the second quarter due to the 53-week calendar shift.

Johnston & Murphy Group’s gross margin increased 30 basis points in the quarter due primarily to a mix of more retail sales which carry higher margins. SG&A expense as a percentage of sales increased 100 basis points due to increased marketing and bonus expenses, partially offset by decreased rent expense. The increased catalog costs reflects the impact of the new revenue recognition standard, which resulted in an increase of $0.7 million in direct-mail marketing costs due largely to a shift in timing.

The Group’s operating earnings for the third quarter of Fiscal 2019 was $5.2 million or 6.5% of sales, compared to $5.3 million, or 7.1% of sales last year.

Licensed Brands

Licensed Brands’ sales decreased 28.4% to $19 million in the third quarter of Fiscal 2019, compared to $26 million in the third quarter last year, reflecting primarily decreased sales of Dockers Footwear and a smaller footwear license that was terminated.

Licensed Brands’ gross margin was down 20 basis points primarily due to higher margin reductions due to inventory clearance activity.

SG&A expense as a percentage of sales increased 520 basis points due to increased bonus, compensation, credit card, shipping and freight expenses, partially offset by decreased royalty and marketing expenses.

The operating loss for the third quarter of Fiscal 2019 was $(0.2) million or (1.0%) of sales, compared to earnings of $1.2 million, or 4.4% of sales, last year.

Corporate

Corporate expenses were $14.6 million or 2.0% of sales for the third quarter of Fiscal 2019, compared to $9.9 million or 1.4% of sales, last year, excluding the $182.2 million goodwill impairment charge in Fiscal 2018. Adjusted for the applicable Excluded Items, corporate expenses were $8.0 million this year compared to $8.5 million last year, reflecting decreased corporate staff and other expenses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Balance Sheet

Cash

Cash at the end of the third quarter was $53 million compared with $51 million last year. We ended the quarter with $24 million in U.K. debt, compared with $28 million in U.K. debt last year. Domestic revolver borrowings were $58 million at the end of the third quarter this year compared to $195 million for the third quarter last year. The domestic revolver borrowings included $14 million related to Genesco (UK) Limited and $44 million related to GCO Canada, with no U.S. dollar borrowings at the end of the third quarter of Fiscal 2019.

We did not repurchase any shares in the third quarter of Fiscal 2019 or Fiscal 2018. As of the end of the third quarter of Fiscal 2019, we still have about $24 million remaining under the most recent buyback authorization.

Inventory

Inventories decreased 5% in the third quarter of Fiscal 2019 on a year-over-year basis. Retail inventory per square foot decreased 3%.

Capital Expenditures and Store Count

For the third quarter, capital expenditures were $16 million and depreciation and amortization was $19 million. During the quarter, we opened 15 new stores and closed 19 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,534 stores compared with 2,604 stores at the end of the third quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding the Macy’s locations. The store count as of November 3, 2018 included:

Lids stores (including 112 stores in Canada)	829
Lids Locker Room Stores (including 26 stores in Canada)	152
Lids Clubhouse stores	16
Journeys stores (including 46 stores in Canada)	935
Little Burgundy	41
Journeys Kidz stores	243
Schuh Stores	134
Johnston & Murphy Stores and Factory stores (including 8 stores in Canada)	184

Total Stores	2,534

Locker Room by Lids in Macy’s stores	119
Total Stores and Macy’s Locations	2,653

Exhibit 99.2

For Fiscal 2019, we are forecasting capital expenditures of approximately $60 million and depreciation and amortization of about $77 million. Projected square footage is expected to decrease approximately 1% for Fiscal 2019. Our current store openings and closing plans by chain are as follows:

Actual Jan 2018		Projected New	Projected Closings	Projected Jan 2019

Journeys Group	1,220	25	(30)	1,215
Journeys stores (U.S.)	893	12	(22)	883
Journeys stores (Canada)	46	0	0	46
Little Burgundy	39	3	(1)	41
Journeys Kidz stores	242	10	(7)	245

Johnston & Murphy Group	181	4	0	185

Schuh Group	134	6	(4)	136

Lids Sports Group	1,159	19	(77)	1,101
Lids hat stores (U.S.)	739	7	(40)	706
Lids hat stores (Canada)	114	5	(7)	112
Locker Room stores (U.S.)	134	1	(12)	123
Locker Room stores (Canada)	29	0	(4)	25
Clubhouse stores	21	0	(5)	16
Locker Room by Lids (Macy’s)	122	6	(9)	119

Total Stores	2,694	54	(111)	2,637

Comparable Sales Assumptions in Fiscal 2019 Guidance

Our guidance for Fiscal 2019 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Actual	Guidance
	Q1	Q2	Q3	Q4	FY19
Journeys Group	6%	10%	9%	5 - 7%	7 - 8%
Lids Sports Group	(7)%	(5)%	(2)%	(1) - 4%	(4) - (2)%
Schuh Group	(13)%	(7)%	(4)%	(9) - (7)%	(8) - (7)%
Johnston & Murphy Group	7%	8%	10%	4 - 5%	6 - 7%
Total Genesco	(1)%	3%	4%	1 - 4%	2 - 3%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors and the extent and pace of growth of online shopping; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl, World Series, and College Football Playoffs, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements